Exhibit 99.1

ESSEX

PROPERTY TRUST, INC.

FOR IMMEDIATE RELEASE
Nicole Christian
(650) 849-1649

Essex Announces fourth Quarter 2008 and annual Earnings Results
Recurring funds from operations increased 12.3% for 2008

Palo Alto, California—February 4, 2009—Essex Property Trust, Inc. (NYSE:ESS) announces its fourth quarter 2008 and annual earnings results and related business activities.

Fund from Operations (“FFO”) for the quarter ended December 31, 2008, totaled $44.1 million, or $1.54 per diluted share compared to $34.7 million, or $1.25 per diluted share for quarter ended December 31, 2007.  For the year ended December 31, 2008, FFO totaled $170.9 million, or $6.14 per diluted share compared to $153.9 million or $5.58 a diluted share which represents a 10.2% increase from 2007.

The Company’s FFO, excluding non-recurring items, increased 15.2% per diluted share or $6.5 million for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007, and the Company’s FFO, excluding non-recurring items, increased 12.3% per diluted share or $18.9 million for the year ended December 31, 2008 compared to the year ended December 31, 2007.

A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package.  The following non-recurring items impacted the Company’s fourth quarter results for 2008 and 2007:

•	In 2008, the Company recorded a gain of $3.5 million from the early retirement of a portion of the Company’s exchangeable bonds at a discount to par value.
•	In 2008, the Company recorded a loan loss reserve in the amount of $0.7 million resulting from the impairment of a note receivable secured by an apartment community located in the Portland Metro area.
•	In 2008, the Company recorded a severance charge of $0.7 million related to workforce reduction.
•	In 2007, the Company recorded a loan loss reserve in the amount of $0.5 million on a note receivable.

Net income available to common stockholders for the quarter ended December 31, 2008 totaled $18.3 million, or $0.70 per diluted share, compared to net income available to common stockholders of $51.3 million, or $2.02 per diluted share, for the quarter ended December 31, 2007.  Net income available to common stockholders for the year ended December 31, 2008 totaled $56.1 million, or $2.21 per diluted share, compared to net income available to common stockholders of $106.5 million, or $4.24 per diluted share, for the year ended December 31, 2007.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter and year ended December 31, 2008 compared to December 31, 2007:

	Q4 2008 compared to Q4 2007			YTD 2008 compared to YTD 2007
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	0.5%	3.0%	(0.6%)	1.6%	2.6%	1.1%
Northern California	7.6%	(4.3%)	14.4%	9.3%	2.7%	12.8%
Seattle Metro	6.6%	6.0%	6.9%	7.8%	5.6%	8.9%
Same-property Average	3.4%	1.6%	4.4%	4.5%	3.2%	5.1%

925 East Meadow Drive Palo Alto California 94313 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended December 31, 2008 versus the quarter ended September 30, 2008:

	Q4 2008 compared to Q3 2008
	Revenues	Expenses	NOI
Southern California	(0.1%)	(0.5%)	0.1%
Northern California	1.6%	(1.2%)	3.1%
Seattle Metro	1.3%	(2.0%)	3.1%
Same-Property Average	0.6%	(1.0%)	1.4%

Same-property financial occupancies for the quarters ended are as follows:

	12/31/08	9/30/08	12/31/07
Southern California	95.8%	95.4%	95.5%
Northern California	97.6%	97.8%	97.2%
Seattle Metro	97.3%	96.8%	96.5%
Same-Property Average	96.6%	96.3%	96.1%

ACQUISITIONS/DISPOSITIONS

During the fourth quarter, the Company sold Coral Gardens, a 200-unit property located in El Cajon, California for $19.8 million. Also, in December, the Company sold Green Valley, a manufactured housing community located in Vista, California, for $8.9 million.

DEVELOPMENT

In the fourth quarter, pre-leasing activities commenced at The Grand, a 238-unit high rise community located near Lake Merritt in downtown Oakland, California. The project, which expects initial occupancy to occur in mid-February 2009, is currently 31 percent pre-leased. Stabilization is expected by the third quarter of 2009.

Leasing activities continued at Belmont Station located in Los Angeles, California, which was completed in the fourth quarter of 2008 and is currently 80 percent leased.  Stabilization is expected by the second quarter of 2009.

The Company sold the 90 Archer land parcel located in San Jose, California for $3.7 million.

The Company extended the lease to July 2012, on the 2.1 acre land parcel containing a television studio located in Hollywood, California.  Due to the length of this lease the Company has reclassified this property from the predevelopment pipeline to rental property on the Company’s consolidated balance sheet.

Also during the quarter, construction continued at Fourth Street, a 171-unit community featuring 15,500 square feet of ground-floor retail located on University Avenue in downtown Berkeley, California. Currently, framing is underway and the project is on-track for construction completion in February 2010.

Studio 40-41 owned by Essex Apartment Value Fund II, L.P., is a 149-unit development located in Studio City, California.  Initial occupancy is expected to commence in March 2009.  When completed, the property will consist of two 4-story buildings over two levels of parking.

REDEVELOPMENT

City View, located in Hayward, California, and Sammamish View, located in Bellevue, Washington, are redevelopment projects that have achieved stabilized operations.  City View renovations included extensive exterior redevelopment such as siding and balcony railing replacement as well as upgrades to most common areas.  Redevelopment efforts at Sammamish View consisted of interior unit renovations as well as the construction of a new leasing center and fitness center.  Prior to completion, Sammamish View was able to achieve anticipated post-rehab rents on renovated units by increasing rental rates an average of 20 percent, net of market increases.

During the fourth quarter, the Company continued construction of its expansion of the adjacent Foothill and Woodland Commons communities, located in Bellevue, Washington.  The first phase of the expansion project includes the addition of 34 apartment homes and a new leasing office.

LIQUIDITY AND BALANCE SHEET

Series D Cumulative Preferred Units

In November, the holders of the outstanding 7.875% Series D Cumulative Redeemable Preferred Units of Essex Portfolio, L.P. exchanged their preferred units with a par value of $50 million for 363,000 shares of common stock of the Company and $10 million in cash plus accrued dividends.

Exchangeable Bonds

During the fourth quarter, the Company repurchased $53.0 million of 3.625% exchangeable bonds due in 2025 at a discount to par value and recognized a gain of $3.5 million.

Mortgage Notes Payable

During the fourth quarter, the Company obtained 10-year fixed rate mortgage loans totaling $137.9 million, including the following:
•
$49.7 million mortgage loan secured by Montclaire, at a rate of 6.17%, which matures in November 2018.  The Company settled a forward starting swap for a loss of $1.2 million, which increased the effective interest on this loan to 6.44%.

•	$40.2 million mortgage loan secured by Pathways, at a rate of 6.20%, which matures in October 2018.
•	$30.4 million mortgage loan secured by Canyon Oaks, at a rate of 6.14%, which matures in December 2018.
•	$17.6 million mortgage loan secured by Barkley, at a rate of 6.14%, which matures in December 2018.

In conjunction with the sale of Coral Gardens, the buyer assumed the mortgage loan for the property totaling $10.7 million at a fixed rate of 5.5%, and in conjunction with the sale of Green Valley, the buyer assumed the mortgage loan for the property totaling $6.1 million at a fixed rate of 5.62%.

Secured Line of Credit Facility

During the fourth quarter, the Company entered into a new five-year secured line of credit facility with Freddie Mac to replace the existing secured line of credit facility.  The new secured facility expanded the existing secured facility from $100 million to $150 million, and the new facility is expandable to $250 million during the first two years.  The underlying interest rate is based on the Freddie Mac Reference Rate plus 0.99% to 1.50%.

Unsecured Line of Credit Facility

In January 2009, the Company exercised its option to extend the maturity of the  $200 million unsecured line of credit facility to March 2010.  The underlying interest rate on this line is based on a tiered structure tied to the Company’s corporate credit rating and is currently LIBOR + 0.80%.

GUIDANCE

On February 4, 2009 the Company provided 2009 guidance that FFO per diluted share will range from $5.50 - $5.90 (including interest adjustments related to accounting for convertible bonds (“APB-14”) that became effective January 1, 2009) and Earnings per Share will range from $1.90 - $2.30 per diluted share.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, February 5, at 11:00 a.m. PST (2:00 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (866) 700-0161 and entering the passcode 41414782.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 83212228. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 134 apartment communities (26,992 units), and has 1,256 units in various stages of active development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the quarter and year ended December 31, 2008 and 2007.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Funds from operations
Net income available to common stockholders	$18,345	$51,287	$56,113	$106,464
Adjustments:
Depreciation and amortization	28,296	29,754	113,294	102,250
Gain not included in FFO	(5,356)	(51,905)	(7,849)	(66,470)
Minority interests and co-investments	2,766	5,563	9,299	11,665
Funds from operations	$44,051	$34,699	$170,857	$153,909

This earnings release also presents FFO results that exclude certain non-recurring items.  Management believes that the presentation of such results is useful to investors because they illuminate underlying operational trends by excluding significant non-recurring or otherwise unusual transactions.  Our criteria for excluding non-recurring items may differ from methods of other companies and should not be regarded as a replacement for corresponding GAAP measures.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package.

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding 2009 earnings per diluted share and 2009 FFO per diluted share, statements regarding anticipated costs, construction start dates, construction completion dates, initial occupancy dates and stabilization dates for property developments and redevelopments, and statements regarding the Company’s development and redevelopment pipeline.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2007.

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